                           MANAGEMENT AGREEMENT

      This Management Agreement ("Agreement") is made as of the 27th day of June, 1996 by and between The Kapson Group ("Owner") with offices located at 339 Crossways Park Drive, Woodbury, NY 11797, and Senior Quarters Management
Corp., a New York Corporation ("Manager") with offices located at 339
Crossways Park Drive, Woodbury, New York  11797.

      Manager is in the business of owning and\or furnishing management services to independent and assisted living residences for senior citizens. Owner leases a 73 bed adult home located in Rochester, New York, known as Town Gate East ("Facility"). Owner and Manager desire that Owner retain Manager to manage the Facility and provide certain services in connection therewith.

      Accordingly, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, Owner and Manager agree as follows:

      1. APPOINTMENT OF MANAGER. Owner appoints Manager as the exclusive management agent for the Facility, subject to the terms of this Agreement. Manager hereby accepts such appointment.

      2.    MANAGEMENT SERVICES.

            (a) INITIAL SERVICES. Commencing on the date hereof, and until four (4) months prior to the projected completion date of the Facility (the first day of the four (4) month period hereinafter referred to as the "Commencement Date"), Manager agrees to provide assistance to Owner in the planning of the Facility. Such assistance may include review of architectural drawings and site plans; arranging for feasibility studies; licensure and certification planning; support and assistance in filing for Certificate of Need and other governmental requirements, if any; and financial analysis ("Initial Services").

      3. GENERAL MANAGEMENT. Beginning on the Commencement Date (to permit the completion of all start-up work, including pre-opening marketing, staff recruitment, training, facility set-up, and licensing, if any) and continuing until the expiration or earlier termination of this Agreement, Manager shall manage and supervise the day-to-day operation of the Facility, in the name of, on behalf of, and for the account of, Owner.

            (a) SPECIFIC SERVICES. In connection with such management and supervision of the Facility, Manager shall provide or cause to be provided the following specific services in the name of, on behalf of, and for the account of, Owner.



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                  (i)   FINANCIAL AND ACCOUNTING SERVICES.

                        Supervise and coordinate the preparation and\or maintenance (as appropriate) of the following items:

                        A. A monthly balance sheet and statement of operations for the Facility, to be submitted to Owner within thirty (30) days after the end of each calendar month;

                        B.    Resident billing records;

                        C.    Accounts receivable and collection records;

                        D.    Accounts payable records;

                        E. All payroll functions, including, preparation of payroll checks, establishment of depository accounts for withholding taxes, payment of such taxes (at Owner's sole expense), filing of payroll reports and the issuance of W-2 forms to all employees; and

                        F. A complete general ledger for the purposes of recording and summarizing all transactions for the Facility.

                  (ii) PURCHASING. Purchase all items needed for the operation of the Facility, including without limitation, supplies, equipment and inventory.

                  (iii) LICENSURE. Obtain all licenses, permits and approvals by applicable governmental authorities with respect to the operation of the Facility, and maintain certification from public third party payment programs, if any. All such licenses, permits, approvals and certifications shall be in the name of Owner, or an individual partner of Owner, unless the governing entities require otherwise. Manager will comply with all applicable provisions of law and regulations, and will provide all information required by the New York State Department of Social Services ("DSS") to DSS, and will cooperate with DSS in carrying out inspection and enforcement activities. Any powers and duties not delegated to Manager shall remain with Owner, and notwithstanding any other provisions of this Agreement, Owner will remain responsible for the operation of the Facility in compliance with applicable laws and regulations.

                  (iv) CONTRACTS. Negotiate, enter into, secure, cancel and/or terminate in the name of and on behalf of Owner, such agreements and contracts which Manager may deem necessary or advisable for the operation of the Facility, including, without limitation, the furnishing of concessions, supplies, utilities, extermination, refuse removal and other services customarily provided to the Facility by independent contractors. Manager shall be entitled to utilize any affiliated entities to provide these services, provided the rates and prices therefor are competitive. All contracts are subject to Owner's final approval.


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



                  (v) SALES & MARKETING - Manager will establish and implement a sales and marketing plan, oversee the design and placement of advertising, and hire, train and supervise rental and marketing staff.

            (b) LIABILITY OF MANAGER. Manager shall have no liability to Owner as a result of any decision made with respect to or any actions taken or not taken in connection with the Manager's discharge of its obligations under Sections 2(a), (b) and (c) above, so long as such decisions, actions or omissions were taken in good faith.

            (c) EXCLUSIVE REPRESENTATIVE. It is understood and agreed that Manager shall be the exclusive representative of Owner for purposes of communicating and dealing directly with the regulatory authorities, governmental agencies, employees, independent contractors, suppliers, residents, sponsors, licensees, customers and guests of the Facility. Any communications from Owner to such persons or entities or authorities shall be directed through Manager.

      4.    FISCAL CONTROLS AND PROCEDURES.

            (a) ANNUAL BUDGET. At least ninety (90) days prior to each fiscal year that commences during the term of this Agreement, Manager shall submit to Owner a proposed budget projecting the revenue to be available and funds to be required during such fiscal year in order to operate the Facility and make capital improvements that may be required in order to keep the Facility's physical plant in good condition and repair. The budget shall be based upon data and information then available and shall include, without limitation, estimated salaries and fringe benefits for all employee groups, projected staffing patterns for the Facility, estimates of required purchases for supplies, inventory, food and similar items, and an estimate of the level of rates and charges sufficient to generate revenue necessary to operate the Facility and make capital improvements projected in the budget. Owner shall, within twenty (20) days following receipt of such annual budget, notify Manager of either Owner's approval of the annual budget or those items of which Owner approves and those items of which Owner disapproves. As soon as reasonably practical thereafter, Owner and Manager shall attempt to establish a mutually agreeable annual budget for the Facility. In the event Owner does not timely either approve, or disapprove, in total or in part, of such annual budget, as provided herein, then such annual budget as proposed by Manager shall be deemed approved by Owner, and Manager shall be authorized to implement such program. Each budget, as approved (and as revised from time to time during a fiscal year with Owner's approval, as set forth in Section 3(b) hereof), is referred to herein as the "Annual Budget." The projected budget submitted by Manager to Owner shall be an estimate of revenue and costs, and Owner acknowledges that (i) projected revenue may not be actually received and (ii) projected costs may be exceeded by actual expenses and capital expenditures incurred in connection with the operation and maintenance of the Facility. By submitting such a projected budget, Manager will not be providing a guarantee or warranty as to the projected revenue, expenses, or capital expenditures of the Facility.

            (b) EFFORTS TO OPERATE WITHIN ANNUAL BUDGET. Manager agrees to use its best efforts to operate the Facility in accordance with the Annual Budget. Subject to the foregoing, Owner shall be responsible on a periodic basis, as and when needed, for all expenses and capital expenditures incurred in connection with the operation and maintenance of the Facility, including, without limitation, cost overruns which exceed the projections in the Annual Budget, but not to exceed ten (10%) percent of the Annual Budget, unless otherwise agreed.

            (c) BANK ACCOUNTS AND WORKING CAPITAL. Manager shall establish in a local bank an account or accounts for the operation of the Facility ("Operating Accounts"), in Owner's name and on behalf of Owner, and shall thereafter deposit therein all funds received by Manager on Owner's behalf from the operation of the Facility. Owner shall provide sufficient working capital for the operation of the Facility (including, without limitation, the payment of Manager's Management Fee under Section 6 hereof) and shall deposit such working capital in the Operating Accounts from time to time upon the request of Manager. All expenses incurred in connection with the operation of the Facility (including, without limitation, Manager's Management Fee) shall be paid out of the Operating Accounts. Manager may write checks and draw on the Operating Accounts to pay for operation of the Facility to the extent required by Manager in the discharge of its obligations hereunder. Owner shall also provide sufficient funding to make the capital improvements projected in the Annual Budget. Manager shall have no obligation to (1) provide or contribute working capital required for the operation of the Facility, or (ii) fund capital expenditures required to maintain the Facility in good condition and repair.

      5.    PERSONNEL.

            (a) FACILITY ADMINISTRATOR. Manager shall, on an ongoing basis, provide the Facility with a qualified Administrator ("Facility Administrator"). The Facility Administrator shall be an employee of and compensated by Owner. Manager shall be entitled to utilize the Facility Administrator, along with employees and agents of Manager, in the discharge of Manager's obligations.

            (b) OWNER'S EMPLOYEES. All employees working at or in connection with the operation of the Facility shall be employees of Owner. All salary, fringe benefits, bonuses and related expenses payable to such employees shall be borne solely by Owner.

            (c) MANAGER'S AUTHORITY. Manager shall elect, appoint and from time to time, replace the Facility Administrator and such other personnel as Manager choose or shall deem necessary for the proper operation of the Facility. Manager's selection and appointment of the Administrator and such other personnel and the terms of their employment, including compensation, shall be final but are subject to final review by Owner; however, Owner retains the authority to discharge any person working in the Facility.

      6. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall expire on the twentieth (20th) anniversary of the Commencement Date, with automatic renewal periods of five (5) years each thereafter, unless either party notifies the other in writing within one-hundred twenty (120) days of the expiration of the then current term, of its decision not to automatically exercise the upcoming renewal option period.

      7.    MANAGEMENT FEE AND ADDITIONAL CHARGES.

            (a) MANAGEMENT FEE. There will be no fee for the Initial Services, except as otherwise provided herein. Owner shall pay Manager a management fee ("Management Fee"), commencing on the Commencement Date, equal to the sum of five (5%) percent of total gross revenues, payable on the fifteenth
(15th) day of each month for the previous month's total gross revenues. During the initial four (4) month start-up phase beginning with the Commencement Date, and until the calculated Management Fee of five (5%) percent of gross revenues exceeds $12,500 per month, a minimum monthly Management Fee of $12,500 ("Minimum Fee") will be payable on the Commencement Date, and thereafter on the fifteenth
(15th) day of each month.

            (b) INCENTIVE FEE. In addition to the above-mentioned compensation, Manager shall also earn and will be paid an incentive fee ("Incentive Fee") equal to five (5%) percent of the "Net Operating Income" which is defined as income before interest and income taxes produced by operations in the Facility, exclusive of real estate taxes. Said Incentive Fee will be paid on a semi-annual basis fifteen (15) days after the beginning of month one and fifteen (15) days after the beginning of month seven of each calendar year.

            (c) ADDITIONAL SERVICES. Services that do not fall within the scope of management and supervision of the day-to-day operation of the Facility, including, without limitation, special projects requested by Owner or recommended by Manager and approved by Owner are not included as part of the Management Fee due to Manager hereunder and shall be subject to Manager being entitled to additional compensation to be agreed upon between Manager and Owner.

      8.    LEGAL ACTIONS.

            (a) Manager shall institute any necessary legal actions or proceedings to collect obligations owing to the Facility or to cancel or terminate any contract for breach thereof or default thereunder and otherwise enforce the obligations of the residents, sponsors, licensees, customers and other users of the Facility, all at Owner's expense.

            (b) Manager is authorized to settle, on the Owner's behalf and in Owner's name, on terms and conditions as Manager shall deem in the best interest of the Facility, any and all claims or demands arising out of the operation of the Facility, irrespective of whether or not legal action has been instituted, provided such settlement does not exceed Ten Thousand ($10,000) Dollars for each such claim or demand. Owner agrees that such sums shall be paid as an operating expense of the Facility. Manager will consult Owner on all settlements and legal actions.

      9. INFORMATION; COOPERATION. Owner shall provide Manager with any information required by Manager for the performance of its obligations under this Agreement, and Owner shall permit Manager to examine and copy any data in the possession or control of Owner affecting the operation of the Facility, including, without limitation, accounting and financial information. Owner shall fully cooperate with Manager to permit Manager to discharge its obligations hereunder. All such information in the possession or control of Manager shall be provided to Owner upon request.

     10. INSURANCE. Manager is authorized to secure, on the Owner's behalf and in the Owner's name, on such terms and conditions as Manager shall deem in the best interests of the Facility, insurance coverage in amounts sufficient to protect the Facility, Manager, and Owner against claims of third parties, property damage and such other risks as are prudent. The cost of insurance shall be charged as an operating expense of the Facility. Manager shall be named as an additional insured under all policies of insurance affecting the Facility.

      11. REPRESENTATIONS AND WARRANTIES. Owner makes the following representations and warranties, which are material, and upon which Manager has relied as an inducement to enter into this Agreement.

      12. STATUS OF OWNER. Owner is a general partnership duly organized, validly existing and in good standing under the laws of the State of New York; and is qualified to do business and is in good standing in the State of New York; and has all necessary power to carry on its business as now being or in the future will be conducted.

            (a) AUTHORITY AND DUE EXECUTION. Owner has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated hereby, which actions will not with the passing of time, the giving of notice or both, result in the default under or breach or violation of (a) the Owner's Partnership Agreement, as amended to date, (b) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body, or (c) any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which Owner, or the Facility, is now a party or by which Owner, or the Facility, or any of its assets may be bound or affected. This Agreement constitutes the valid and binding obligation of Owner enforceable in accordance with its terms.

            (b) LITIGATION. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Owner threatened against Owner, or the Facility, which seeks to enjoin or prohibit Owner from entering into this Agreement, or which in any way will adversely affect the Facility.

            (c) QUIET ENJOYMENT. Owner covenants that Manager shall quietly hold, occupy and enjoy the Facility throughout the term of this Agreement free from hindrance, ejection, termination, or molestation by Owner or any person or entity claiming under, through or by right of Owner. Owner agrees to pay and discharge any payments and charges at its expense, and to prosecute all appropriate actions, judicial or otherwise, that may be required to assure such free and quiet occupation. All mortgages, security instruments, or other instruments or encumbrances on the Facility executed after this Agreement's execution shall provide that this Agreement and Manager's rights hereunder shall not be terminated or adversely affected in case of a foreclosure or the taking of a deed in lieu of foreclosure, of any such instrument. Such instrument shall also provide that no foreclosure or similar action shall be brought by the mortgagee and/or holder of any promissory notes which such instrument secures in case of breach thereof, until Manager has received thirty (30) days prior written notice from the holder of such instrument of its intention to foreclose, giving Manager the right to correct any default within said thirty (30) day period.

      13. OWNER'S RESTRICTIVE COVENANTS. Owner covenants and agrees that it will not, during the term of this Agreement and for a period of two (2) years thereafter, without the prior written consent of Manager, hire or otherwise engage or permit any of its affiliates to hire or otherwise engage any person who is an employee of Manager or any affiliates of Manager at any time during the term of this Agreement or the two year period thereafter, or any person who was an employee of Manager or any affiliate of Manager during the six (6) months preceding the Commencement Date, or induce or attempt to induce any such person to terminate employment with Manager or any such affiliate. For purposes of this Agreement, the term "affiliate", when used with reference to a specified party, shall mean any person or entity which such party, directly or indirectly, through one or more intermediaries, controls, is under control with, or is controlled by.

      14.   EVENTS OF DEFAULT, REMEDIES AND RIGHTS OF TERMINATION.

            (a) DEFAULTS. Each of the following shall constitute an Event of Default hereunder:

                  (i) If Owner shall fail to pay any installment of the Minimum Fee, Management Fee or Incentive Fee for a period of seven (7) days after notice of such default from Manager;

                  (ii) If either Manager or Owner fails to perform any material term, provision, or covenant of this Agreement (other than as set forth in Section 12(a)(i) above), and such failure continues for a period of thirty (30) days after written notice from the other party specifying such failure to perform;

                  (iii) If Manager is dissolved or liquidated, applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, makes a general assignment for the benefit of creditors, or files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator for such party of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.

            (b) REMEDIES. Upon any Event of Default, which is not timely cured, the party who has not committed or suffered the Event of Default may, at its option, terminate this Agreement, and\or exercise all other rights and remedies available to such party at law or in equity. In the event of any termination of this Agreement, Manager shall be paid all Minimum Fees, Management Fees or Incentive Fees and other fees due to the date of termination, plus any other damages to which Manager is entitled. No delay or failure on the part of either party hereunder to declare the other party in default or exercise any remedies in respect of such default shall operate as a waiver of such right to declare a default and exercise such remedies. If either party is forced to engage counsel to enforce any of the default provisions of this Agreement, the prevailing party shall also be entitled to reasonable attorneys fees and all costs attendant to such action.

            (c) LIQUIDATED DAMAGES. If this Agreement terminates by action or default on the part of the Owner, Owner shall pay Manager, in addition to any Minimum Fee, Management Fee or Incentive Fee due Manager, within thirty
(30) days following the date of such event, as "Liquidated Damages", because actual damages incurred by Manager will be difficult or impossible to ascertain, and not as a penalty, an amount equal to the sum of accrued Management Fees during the immediately preceding twenty-four (24) full calendar months (or such shorter period as equals the unexpired term of this Agreement or current option period, at the date of termination); provided, however, if the Facility has not been open for 24 months, then the average monthly Management Fee or Minimum Fee, whichever is larger, since the Commencement Date multiplied by twenty-four (24), plus any applicable Taxes assessed on such payment. Payment of Liquidated Damages shall be in addition to Manager's other rights under this Agreement.

      15. FACILITY'S NAME. Manager shall have the absolute right and authority to name and rename the Facility and to use such name(s) in any advertising or promotion for the Facility. If Manager chooses to use a name for this Facility similar to one that it uses for any other facility which it owns and\or manages, whether or not such name is registered with any federal or state agency, then Manager hereby grants to Owner and Owner accepts, a non-exclusive right to use Manager's chosen name at this Facility only. Upon the termination of this Agreement for any reason whatsoever, Owner shall immediately cease all use of Manager's chosen name for the Facility, including any items which carry said name, such as menus, supplies, signage, stationery, etc. Owner shall immediately direct all telephone companies and their Yellow Pages advertising affiliates which identify Owner's Facility under Manager's chosen name, to cease, effective with their next published edition, all references to the Facility as such under Manager's chosen name and, at the request of Manager, shall provide Manager with written confirmation from such third parties of receipt of such direction. Any post-termination usage by Owner of Manager's chosen name shall be a willful infringement of Manager's trademark and other rights.

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


      16. RIGHT OF FIRST REFUSAL. Upon Owner's initiation of, solicitation of or receipt of any bona fide "Third Party Offer" to consummate a sale or lease transaction regarding this Facility, Owner shall advise Manager in writing (including the terms and conditions of such Third Party Offer) within ten (10) days of Owner's receipt of such Third Party offer. Manager (or any affiliate) shall have the right and option, exercisable by sending written notice of such exercise by the thirtieth (30th) business day following receipt of such notice, to purchase the Facility (or leasehold, if applicable) on the same terms and conditions as set forth in such notice provided that Manager shall not be responsible for payment of any finder's or brokerage fees, or for any non-cash or non-purchase price terms of such Third Party offer. Any change in such terms or such purchaser, or any failure to complete such sale within six (6) months after the date Owner gives such notice to Manager, shall be treated as a new offer, entitling Manager to new first refusal rights.

      17.   MISCELLANEOUS.

            (a) SHARED EXPENSES. If Manager, with Owner's approval, shall combine any advertising, public relations, or other activities with similar activities at other facilities owned or operated by Manager or its Affiliates, the cost of such activities shall be shared proportionately by Owner and Manager or its Affiliates, as the case may be. Manager shall exclusively handle all public relations matters for the Facility either through available in-house support or from outside sources.

            (b) RELATIONSHIP OF PARTIES. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or lease between Owner and Manager with respect to the Facility, it being understood that Manager's status shall be that of an independent contractor.

            (c) COSTS AND EXPENSES OF FACILITY; INDEMNITY. All fees, costs, expenses and purchases arising out of, relating to, or incurred in the operation of the Facility, shall be the sole responsibility of Owner.
Manager, by reason of the execution of this Agreement and the performance of its services hereunder, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Owner whatsoever, arising out of or relating to the Facility or incurred in its operation. Owner agrees to indemnify, defend, pay on behalf of, and hold Manager and its officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of or relating to the ownership or operation of the Facility (except those resulting from the willful misconduct or gross negligence of Manager), including, without limitation, any liabilities asserted against Manager or any of its officers, directors, employees or agents by reason of any action or inaction taken by any of the foregoing while performing the duties of Manager hereunder on behalf of Owner. Manager agrees to indemnify, defend, pay on behalf of, and hold Owner and its officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of the gross negligence or willful misconduct of Manager. The terms of this
Section 15(c) shall survive the expiration or earlier termination of this Agreement.

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            (d)   BOOKS AND RECORDS.  All books, records, forms and reports
prepared by Manager in connection with the operation of the Facility are Owner's property.

            (e) COOPERATION UPON TERMINATION. Upon the expiration or earlier termination of this Agreement, Manager shall cooperate with Owner in effecting an orderly transition to any new manager of the Facility in order to avoid any interruption in the rendering of services to Owner and, in connection therewith, shall surrender to Owner all contracts, documents, books, records, forms and reports in the possession of Manager regarding the operation of the Facility.

            (f) FORCE MAJEURE. Manager's obligations under this Agreement are subject to strikes, labor disturbances, casualty, arbitrary and capricious action by third parties, Owner's compliance with and observance of the terms of this Agreement (including, without limitation, Owner's obligation to provide Management Fees and sufficient working capital for the operation of the Facility and funding for the capital improvements projected in the Annual Budget), changes in laws, statutes, ordinances, regulations or orders of governmental authorities or tribunals, war or other state of national emergency, terrorism, acts of God and other factors beyond the control of Manager collectively, ("Force Majeure"). Manager shall not be responsible or liable in any way for its inability to discharge any of its obligations hereunder due to Force Majeure.

            (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. Manager may not assign this Agreement to any affiliated entity without Owner's consent. The Owner's consent shall not be unreasonably withheld.

            (h) NOTICES. All notices, demands and requests to be made hereunder by one party to other shall be in writing, and shall be delivered by hand, mailed by certified mail, return receipt requested, or sent by overnight courier service, with postage prepaid, to the addresses listed at the beginning of this Agreement.

All notices shall be deemed to be effective (i) upon receipt, if hand delivered, (ii) three (3) days after mailing, if mailed by certified mail, or
(iii) the next business day after sending, if sent by overnight courier service.

            (i) ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior oral or written representations, covenants or agreements between the parties with respect to the subject matter hereof shall be of any force or effect. Any amendments or modifications to this Agreement shall be of no force or effect unless in writing and signed by both Owner and Manager.

            (j) GOVERNING LAW. This Agreement has been executed and delivered in the State of New York, and all the terms and provisions hereof and the rights and obligations of the parties hereto shall be construed and enforced in accordance with the laws thereof, and the Courts sitting in Suffolk or Nassau Counties therein.

            (k) TIME OF THE ESSENCE. Time is of the essence throughout this entire Agreement.

            (l) SECTION HEADINGS. The section headings throughout this Agreement are provided for convenience of reference only, and the words contained therein shall not in any way be held to explain, modify or otherwise affect the interpretation, construction or meaning of the provisions of this Agreement.

            (m) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            (n) WAIVERS. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further and continuing waiver of any such term, provision or condition of this Agreement.

            (o) All permanent interior and exterior decorations are subject to the final approval of Owner.

            (p) If Annual Budget cost and capital expenditures exceeds projections for two consecutive years, then no incentive fee shall be forthcoming in the second year. If the Annual Budget cost and capital expenditures exceeds projections on an average of seven percent (7%) for four years, then no incentive fee shall be received in the fourth year.

            IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement through their duly authorized representatives as of the day and year first above written.

            OWNER:                  THE KAPSON GROUP

                              BY:  _____________________________
                                    GLENN KAPLAN, President



            MANAGER:                SENIOR QUARTERS MANAGEMENT CORP.

                              BY:   _______________________________
                                     EVAN A. KAPLAN, President